Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No.1 to the Registration Statement on Form S-3 of our report dated June 28, 2018, with respect to the consolidated balance sheets of Jerash Holdings (US), Inc., subsidiaries and affiliate as of March 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2018, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

May 23, 2019